Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 7, 2021, with respect to the consolidated financial statements of Mapil TopCo Limited included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Southampton, United Kingdom

October 14, 2021